Exhibit 3.5

BY-LAWS

ARTICLE I

Section 1. There shall be a regular annual meeting of the stockholders on the third Saturday of February in each year at the office of the company at Wallace, Shoshone County, Idaho, at which meeting the members of the Board of Directors for the ensuing year shall be elected.

Section 2. Notice of each meeting shall be given by the Secretary by publishing the same for three insertions in some weekly newspaper published at said city of Wallace, or by written notice given to each stockholder personally or by mail.

Section 3. At such meeting the order of business shall be:

First - Reading proceedings of preceding meeting.

Second - Reports of officers.

Third - Reports of committees.

Fourth - Election of officers.

Fifth - Miscellaneous business.

Section 4. The President of the Board of Directors shall be Chairman of such meeting. Five stockholders, each of whom must be the owner of at least 100 shares of stock, shall be elected Directors. Every stockholder shall be entitled to one vote for each share of stock owned by him and may vote such stock by proxy, which proxy must be in writing.

Section 5. Special meeting of the stockholders may be called by the Board of Directors or by the stockholders representing one-half of the vote at any time, which call must be in writing addressed to the Secretary and state the object of the meeting, and notice of such meeting must be given by the Secretary by publication in some newspaper of general circulation published in Wallace for a period of at least two weeks (five insertions.)

Section 6. It shall take a majority of stock subscribed and issuable, not counting treasury stock not issued, to constitute a quorum, and a majority vote of all stock represented at stockholders’ meeting shall be necessary to elect any officer or carrying any resolution.

ARTICLE II

Board of Directors

Section 1. Immediately after their election the Directors must organize by election from their membership of a President, Vice President and Treasurer. The Secretary may be appointed outside of the Board if deemed advisable.

Section 2. Regular meetings of the Board of Directors are to be held on the third Saturday of each month. Special meetings may be called by the President or Vice President of which all members are to be notified. Any notice is sufficient which will enable a Director to be present and participate in such meeting, or to waive his presence.

Section 3. If a Director resigns or becomes disqualified, the Board shall at once fill the vacancy by appointment of a qualified person.

ARTICLE III

Officers

Section 1. It shall be the duty of the President to sign all certificates of stock, all drafts, checks or orders on the Treasurer, all deeds of real estate and all agreements and instruments in writing made by or on behalf of the corporation. He shall preside at all meetings of the Board of Directors and stockholders and do and perform all other duties usually pertaining to his office.

Section 2. The Vice President shall perform all the duties of the President in the absence or disability of the President.

Section 3. It shall be the duty of the Secretary to attend all meetings of the stockholders and of the Board of Directors; record the minutes of each meetings in a book to be kept for that purpose; keep all accounts of the corporation and between the corporation and the stockholders; issue all notices; draw and sign all orders on the Treasurer; and countersign all certificates of stock requiring the signature of the President; keep all the books, papers and records of the corporation together with the seal and affix the seal to all instruments requiring the same.

Section 4. It shall be the duty of the Treasurer to receive and safely keep all moneys belonging to the corporation and to disburse such moneys or by other audited demands against the company upon the order of the President countersigned by the Secretary, and to take vouchers or receipts for all disbursements and render accounts of money received and disbursed as required by the Board of Directors.

Section 5. It shall be the duty of the Board of Directors to appoint a Manager or Foreman to conduct the operation of the mining property belonging to the company and the Board is generally to supervise all affairs of the corporation.

ARTICLE IV

Section 1. Certificates of stock may be transferred upon the books of the corporation by the Secretary by canceling the original and issuing a new certificate in the name of the transferee upon sufficient proof of ownership being produced, when such transfer shall be made. However, so long as the holder or former holder of the original certificate is in debt to the corporation for assessment or any other account, the transfer shall not be made until said indebtedness is paid.

ARTICLE V

These By-Laws may be repealed, annulled or amended or new ones adopted at any meeting of the Board of Directors or stockholders called for that purpose by giving public notice of such proposed change by newspaper publication in the city of Wallace two weeks before such action shall be taken and at least two insertions in a weekly newspaper.

On this 6th day of March, 1903, these By-Laws of the Sterling Mining and Milling Company, Limited, are by us adopted.

W.W. Woods

W.H. Meyers

      J. Fred Markwell

John Presley

Alex Murphy